UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2010
SANUWAVE HEALTH, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52985	20-1176000

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11680 Great Oaks Way, Suite 350, Alpharetta, Georgia	30022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (678) 581-6843
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On March 31, 2010, SANUWAVE Health, Inc., a Nevada corporation (the “Company”), issued a promissory note, in the principal amount of $300,000, to David N. Nemelka (the “Nemelka Note”) and issued a promissory note, in the principal amount of $300,000, to Kevin and Margaret Richardson (the “Richardson Note” and together with the Nemelka Note, the “Notes”). Kevin Richardson is a member of the Company’s board of directors and David N. Nemelka is one of the Company’s shareholders. The Notes accrue interest at 5% per annum. The Nemelka Note and Richardson Note, together with all accrued and unpaid interest, are due and payable on June 30, 2010. In the event that the Notes are not paid in full within three business days of their maturity date, then, from and after such maturity date and until payment in full, interest will accrue on the outstanding principal balance of the Notes at the rate of 10% per annum. Pursuant to the terms of the Notes, the Company agreed to pay all costs and expenses of collection on the Notes, including 15% of the amount of principal and interest involved as attorneys’ fees in connection with such collection. The Notes are unsecured.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See disclosure under Item 1.01 above.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Promissory Note, dated March 31, 2010, issued by SANUWAVE Health, Inc. to David N. Nemelka

10.2	Promissory Note, dated March 31, 2010, issued by SANUWAVE Health, Inc. to Kevin and Margaret Richardson

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANUWAVE HEALTH, INC.
By:	/s/ Christopher M. Cashman
	Name:	Christopher M. Cashman
	Title:	President and Chief Executive Officer

Dated: April 1, 2010

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